Following are results from the shareholder vote taken on December 15, 2000 to change an investment restriction of the Prudent Safe Harbor Fund.

1.   To  amend  the  Fund's  fundamental   investment   restriction   concerning
     diversification of investments so that the Fund will no longer be considered a diversified investment company.

                Number of        % of Outstanding     % of Shares
                 Shares             Shares               Voted

Affirmative     100,748             55.51%               96.07%
Against           4,119              2.26%                3.93%
Abstain               0              0.00%                0.00%
              ------------        ---------             ---------
TOTAL           104,867             57.77%              100.00%